Exhibit 5.1
Skadden, Arps, Slate, Meagher & Flom LLP
One Beacon Street
Boston, Massachusetts 02108
September 15, 2005
Biogen Idec Inc.
14 Cambridge Center
Cambridge, MA 02142-1453
RE: Registration Statement on Form S-8
Ladies and Gentlemen:
               We have acted as special counsel to Biogen Idec Inc., a Delaware corporation (the “Registrant”), in connection with the preparation of a Registration Statement on Form S-8 of the Registrant (the “Registration Statement”) for the purpose of registering with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Securities Act”), an aggregate of 20,857,448 shares (the “Shares”) of the Registrant’s common stock, par value $.0005 per share (including the associated preferred stock purchase rights (the “Rights”)) (the “Common Stock”), authorized for issuance pursuant to the Biogen Idec Inc. 2005 Omnibus Equity Plan (the “2005 Plan”) and the Biogen Idec Inc. 1995 Employee Stock Purchase Plan Amended and Restated effective April 6, 2005 (the “ESPP,” and together with the 2005 Plan, the “Plans”).
               This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
               In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, in the form to be filed with the Commission on the date hereof under the Securities Act; (ii) a specimen certificate representing the Common Stock; (iii) the Amended and Restated Certificate of Incorporation of the Registrant, as amended by the Certificate of Amendment of Amended and Restated Certificate of Incorporation, dated as of May 21, 2001, the Certificate Increasing the Number of Authorized Shares of Series X Junior Participating Preferred Stock dated as of July 26, 2001, and the Certificate of Amendment of Amended and Restated Certificate of Incorporation, dated as of November 12, 2003, as certified by the Secretary of State of the State of Delaware; (iv) the By-Laws of the Registrant, as amended by the Amendment to Bylaws, dated as of December 12, 2001 and the Amendment to Bylaws, dated as of November 12, 2003, as certified by the Secretary of the Registrant; (v) certain resolutions of the Board of Directors of the Registrant relating to the Plans, adopted on February 17, 2005 and April 6, 2005, as certified by the Secretary of the Registrant; (vi) the Plans; and (vii) the Amended and Restated

Biogen Idec Inc.
September 15, 2005

Rights Agreement, dated as of July 26, 2001, as amended by the Amendment No. 1 to Amended and Restated Rights Agreement, dated as of June 20, 2003, between the Registrant and Mellon Investor Services LLC. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Registrant and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.
               In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Registrant, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Registrant and others and of public officials.
               We have assumed that each award notice or agreement, as the case may be, setting forth the terms of a grant of awards under the 2005 Plan is consistent with the 2005 Plan and will be duly authorized and validly executed and delivered, and that the consideration received by the Registrant for the Common Stock delivered pursuant to the 2005 Plan will be in an amount at least equal to the par value of such Common Stock. We have also assumed that each subscription agreement setting forth each employee’s election to participate in the ESPP is consistent with the ESPP and will be duly authorized and validly executed and delivered by the parties thereto, and that the consideration received by the Registrant for the Common Stock delivered pursuant to the ESPP will be in an amount at least equal to the par value of such Common Stock.
               We do not express any opinion as to the laws of any jurisdiction other than the corporate laws of the State of Delaware, and we do not express any opinion as to the effect of any other laws on the opinions stated herein.
               Based upon and subject to the foregoing, we are of the opinion that:
               1. The issuance of the Shares (including the Rights) has been duly authorized by the Registrant, and when (a) the Registration Statement becomes effective under the Securities Act, (b) certificates representing the Shares in the form of the specimen certificate examined by us have been manually countersigned by an authorized officer of the transfer agent and registrar for the Common Stock and the Shares have been registered by such transfer agent and registrar on the stock books of the Registrant, and (c) the Shares have been issued and delivered by the Registrant and the entire amount of the consideration therefor has been received in full by the

Biogen Idec Inc.
September 15, 2005

Registrant, in each case in accordance with the terms of the applicable Plan and the applicable award agreement or subscription agreement, the Shares will be validly issued, fully paid and nonassessable.
               2. Each Right associated with the Shares will be validly issued when the associated Shares have been duly issued as set forth in paragraph 1.
               We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.
Very truly yours,
/s/ Skadden, Arps, Slate, Meagher & Flom LLP